Exhibit 21
BENEFICIENT
List of Subsidiaries

Name	Jurisdiction of Incorporation of Formation
Beneficient Company Group, L.L.C.	Delaware

Beneficient Company Holdings, L.P.	Delaware

Beneficient Financing, L.L.C.	Delaware

The Beneficient Company Group (USA), L.L.C	Delaware

Ben Liquidity, L.L.C.	Delaware

Beneficient Fiduciary Financial, L.L.C.	Kansas

Beneficient Capital Lending, L.L.C.	Delaware

Ben Custody, L.L.C.	Delaware

Beneficient Administration and Clearing Company, L.L.C.	Delaware

Ben Insurance, L.L.C.	Delaware

Beneficient Insurance Company, L.L.C.	Delaware

PEN Insurance Holdings, L.P.	Delaware

PEN Indemnity Insurance Company, Ltd.	Bermuda

Ben Markets, L.L.C.	Delaware

Beneficient Capital Markets, L.L.C.	Delaware

ExAlt Holdings, LLC	Delaware

ExAlt Administration	Delaware

AltAccess Securities Company, L.P.	Texas

Beneficient Transfer and Clearing Company, L.L.C.	Delaware

The Beneficient Company Group (USA) II, L.L.C	Delaware